Exhibit 99.1

Hess Midstream Partners LP Announces Early Tender Results of its Exchange Offer for Senior Notes of Hess Infrastructure Partners LP and Hess Infrastructure Partners Finance Corporation

HOUSTON, TEXAS—October 21, 2019—Hess Midstream Partners LP (NYSE: HESM) (“HESM”) today announced that, as of 5:00 p.m. on October 18, 2019 (the “Consent Date”), $794.598 million aggregate principal amount of 5.625% Senior Notes due 2026 (the “Existing HIP Notes”) issued by Hess Infrastructure Partners LP and Hess Infrastructure Partners Finance Corporation (together with Hess Infrastructure Partners LP, “HIP”), representing 99.32% of the aggregate principal amount of Existing HIP Notes outstanding, have been validly tendered and not validly withdrawn pursuant to HESM’s previously announced offer to exchange (the “Exchange Offer”) any and all validly tendered and accepted Existing HIP Notes for new senior notes to be issued by HESM (the “Exchange Notes”) and cash, and HIP’s related solicitation of consents (the “Consent Solicitation”) from eligible holders of the Existing HIP Notes to amend (the “Proposed Amendments”) the indenture, dated November 22, 2017, governing the Existing HIP Notes (the “HIP Indenture”), upon the terms and subject to the conditions set forth in HESM’s offering memorandum and consent solicitation statement, dated as of October 4, 2019, to eliminate certain of the covenants, restrictive provisions and events of default included therein. Tenders of Existing HIP Notes made pursuant to the Exchange Offer (but not consents delivered pursuant to the Consent Solicitation) may be validly withdrawn at or prior to 5:00 p.m., New York City time, on November 4, 2019, unless extended (such date and time, as the same may be extended, the “Expiration Date”). HESM currently anticipates providing notice of any such extension in advance of the Expiration Date. As a result of the requisite consents having been received by HIP, the exchange consideration for each $1,000 principal amount of Existing HIP Notes tendered after the Consent Date and not validly withdrawn at or prior to the Expiration Date will equal $1,000 principal amount of Exchange Notes.

On the Settlement Date (as defined below), the Company will make a consent payment (the “Consent Payment”) of $2.50 in cash for each $1,000 principal amount of Existing HIP Notes validly tendered (and not validly withdrawn) at or before the Consent Date, for an aggregate Consent Payment of $1,986,495. The “Settlement Date” is expected to be the second business day after the Expiration Date. Because HIP has received valid consents sufficient, under the existing terms of the HIP Indenture, to effect the Proposed Amendments, HIP and the trustee under the HIP Indenture will execute and deliver a supplemental indenture relating to the Proposed Amendments that will be effective upon execution but will only become operative upon consummation of the Exchange Offer.

The Exchange Notes have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and applicable state laws. This press release shall not constitute an offer to sell, or a solicitation of an offer to buy, any of the securities described herein and is also not a solicitation of the related consents. The Exchange Offer may be made only pursuant to the terms of HESM’s offering memorandum and consent solicitation statement dated as of October 4, 2019 and the other related materials and only to such persons and in such jurisdictions as is permitted under applicable law.

About HESM

HESM is a fee-based, growth-oriented, traditional master limited partnership that was formed to own, operate, develop and acquire a diverse set of midstream assets to provide services to Hess and third-party customers. HESM’s assets are primarily located in the Bakken and Three Forks Shale plays in the Williston Basin area of North Dakota.

About HIP

HIP is a midstream energy joint venture between Hess Corporation and Global Infrastructure Partners. HIP owns various operating companies that provide a diverse mix of midstream oil and natural gas services in the core of the Bakken and Three Forks shale plays in the Williston Basin area of North Dakota. HIP also owns a 100% interest in the general partner of HESM.

Forward-Looking Information

This press release includes forward-looking statements regarding future events. These forward-looking statements are based on HESM’s and HIP’s current plans and expectations and involve a numbers of risks and uncertainties that could cause actual results and events to vary materially from the results and events anticipated or implied by such forward-looking statements, including, without limitation, the ability of HESM and HIP to satisfy the conditions to the settlement of the Exchange Offer and Consent Solicitation, general market and economic conditions, changes in law and government regulations and other matters affecting the business of HESM or HIP, and the other risks described in the Offering Memorandum. While HESM or HIP may elect to update these forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, even if new information becomes available in the future. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Please refer to HESM’s publicly filed documents, including the most recent Forms 10-K and 10-Q for additional information about HESM and HIP and about the risks and uncertainties related to HESM’s and HIP’s business which may affect the statements made in this press release.

Contacts

Investors:

Jennifer Gordon

Director – Investor Relations

(212) 536-8244

Media:

Robert Young

(713) 496-6076

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